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                                                                      EXHIBIT 23


                     [FULLER, TUBB & POMEROY LETTERHEAD]


                                August 21, 1996





T.E. King, President
Dransfield China Paper Corporation
49 Strawberry Lane, Suite 200
Palos Verdes Peninsula, CA 90274


Dear Mr. King:

         The undersigned is named in the Forms S-1 and S-4 Registration Statements of Dransfield China Paper Corporation ("the Company"), a British Virgin Islands corporation, which registration statements are to be filed with the Securities and Exchange Commission in connection with a proposed merger with Dransfield Paper Holdings Limited, a British Virgin Islands corporation, and a distribution by SuperCorp Inc., an Oklahoma corporation, of certain of the shares of Common Stock of the Company to the shareholders of SuperCorp Inc. The capacity in which the undersigned is named in such S-1 and S-4 Registration Statements is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

         The undersigned hereby consents to being named in such S-1 and S-4 Registration Statements in the capacity therein described.


                                        Sincerely,


                                        /s/ Thomas J. Kenan

                                        Thomas J. Kenan
TJK:ss





                                                                      Exhibit 23
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